EXHIBIT 99.1

Westamerica Bancorporation Increases Quarterly Cash Dividend

SAN RAFAEL, Calif., Oct. 27, 2011 (GLOBE NEWSWIRE) -- The Board of Directors of Westamerica Bancorporation (Nasdaq:WABC) today declared a quarterly cash dividend of $0.37 per share on common stock outstanding to shareholders of record at the close of business on November 7, 2011. The dividend is payable November 18, 2011.

This cash dividend represents an increase from $0.36 per common share declared in the previous quarter. Chairman, President and CEO David Payne stated, "This dividend increase recognizes Westamerica's healthy level of profitability, asset quality, and capital."

On October 19, 2011, Westamerica reported $22 million in net income and $0.79 diluted earnings per share for the third quarter 2011, generating 16.4 percent annualized return on shareholders' equity.

Westamerica Bancorporation, through its wholly owned subsidiary, Westamerica Bank, operates commercial banking and trust offices throughout Northern and Central California.

Westamerica Bancorporation Web Address: www.westamerica.com

The Westamerica Bancorporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3638

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company's control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's most recent reports filed with the Securities and Exchange Commission, including the annual report for the year ended December 31, 2010 filed on Form 10-K and quarterly report for the quarter ended June 30, 2011 filed on Form 10-Q, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

CONTACT: Westamerica Bancorporation
         Robert A. Thorson - SVP & Chief Financial Officer
         707-863-6840